Redwood Trust Contacts:	MPF Contacts:
Christopher Abate, Chief Financial Officer	Melissa Warden, Director of Communications
chris.abate@redwoodtrust.com	mwarden@fhlbc.com
(415) 384-3584	(312) 552-1218

Mike McMahon, Investor Relations	Stephanie Roon, Communications Manager
mike.mcmahon@redwoodtrust.com	sroon@fhlbc.com
(415) 384-3805	(312) 552-2777

Redwood Trust to Acquire High-Balance Residential Mortgage Loans
through the Mortgage Partnership Finance® Program

Mill Valley, CA and Chicago, IL – June 12, 2014 – Redwood Trust, Inc. (NYSE: RWT) announced today that it has agreed with the Federal Home Loan Bank of Chicago (FHLBC) to establish MPF Direct™, a new mortgage purchase product offered by the Mortgage Partnership Finance® (MPF®) Program. MPF Direct will allow members of a Federal Home Loan Bank that participate in the MPF Program to deliver eligible residential high-balance mortgage loans through the MPF Program’s operational platform to subsidiaries of Redwood Trust.

Under the agreement, Redwood Trust will be the sole investor in MPF Direct loans for a period of three years. The launch of MPF Direct is subject to the final regulatory approval from the Federal Housing Finance Agency.

Marty Hughes, CEO of Redwood Trust, said “MPF Direct is a great example of how the private sector can work with the FHLBank System to increase the availability of mortgage credit and increase the types of mortgage products that FHLBank members can offer to their customers.” Mr. Hughes continued, “We expect to start investing in MPF Direct loans during the second half of 2014.”

“Many FHLBank members currently can’t offer high-balance, fixed-rate loans to their customers or are forced to sell the loans to a competitor and risk losing the customer relationship,” said John Stocchetti, Executive Vice President & Group Head, Mortgage Partnership Finance Program at the FHLBC, which operates the MPF Program for the FHLBank System. “MPF Direct was designed to offer superior execution to the members in a manner that allows them to retain the customer relationship and their deposits. In addition, MPF Direct will add private capital to the secondary mortgage market.”

Redwood Trust also announced today that its subsidiary, RWT Financial, LLC, has been approved for membership in the FHLBC, effective June 6, 2014. Through this membership, Redwood Trust will have access to financing offered by the FHLBC for certain assets.

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“Membership in the FHLBC marks an important development for our company and adds to our financing and distribution options for residential mortgage loans,” said Brett Nicholas, President of Redwood Trust. Mr. Nicholas added, “This additional financing source should enable Redwood to expand the types of residential mortgage loan products we can acquire from mortgage loan originators. Ultimately, we believe that mortgage loan borrowers, and the communities in which they live, will benefit from the additional liquidity Redwood is able to provide, consistent with the mission of the FHLBank System.”

About Redwood Trust and RWT Financial

RWT Financial, LLC is a special purpose captive insurance company that is wholly-owned by Redwood Trust, Inc. For more information about Redwood Trust, Inc., please visit its website at: www.redwoodtrust.com.

About the MPF Program

To participate in the MPF Program, a financial institution must be a member of a Federal Home Loan Bank that offers the MPF Program. Currently, new loan purchases are available through the following Federal Home Loan Banks: Atlanta, Boston, Chicago, Dallas, Des Moines, New York, Pittsburgh, San Francisco, Seattle, and Topeka. For more information about the MPF Program, please visit its website at: www.fhlbmpf.com.

The U.S. Congress created the FHLBank System, which includes 12 Federal Home Loan Banks across the country, in 1932 to promote housing finance, but the Banks are wholly owned by their member institutions. They provide housing finance to more than 7,700 member commercial banks, savings institutions, insurance companies, and credit unions. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago. The “MPF Mortgage Partnership Finance” logo and “MPF Direct” are trademarks of the Federal Home Loan Bank of Chicago.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to: (i) Redwood agreeing with the Federal Home Loan Bank of Chicago (FHLBC) to establish MPF Direct; (ii) Redwood being the sole investor in MPF Direct loans for a period of three years; (iii) Redwood’s expectation that it will start investing in MPF Direct loans during the second half of 2014; (iv) Redwood's plans and intentions with respect to accessing FHLBC financing as a result of its subsidiary’s membership in the FHLBC; and (v) the impact of FHLBC membership on Redwood’s ability to expand the types of residential mortgage loan products it acquires. Forward-looking statements involve numerous risks and uncertainties. Forward-looking statements involve numerous risks and uncertainties. Redwood’s actual results may differ from its beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Redwood’s most recent Annual Report on Form 10-K under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports Redwood files with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Redwood undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.